EXHIBIT 5.2

August 22, 2007

Agrium Inc.

13131 Lake Fraser Drive S.E.

Calgary, AB T2J 7E8

Ladies and Gentlemen:

Re:	Amended Registration Statement on Form F-10/A

We hereby consent to the reference to us in the amended registration statement on Form F-10 to which this consent is attached (the "Registration Statement") and the related short form prospectus (the "Prospectus") of Agrium Inc. and to use of our firm name under the headings "Enforceability of Civil Liabilities" and "Legal Matters" in the Prospectus included in the Registration Statement.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours truly,

/s/ BLAKE, CASSELS & GRAYDON LLP

BLAKE, CASSELS & GRAYDON LLP